658658.1
August 11, 1999

No. 007                                                    $30,880,000


                     UNITED FIDELITY LIFE INSURANCE COMPANY
                                SURPLUS DEBENTURE

    Originally dated July 10, 1995, amended and restated as of January 1, 1999


                  EXPRESSLY CONDITIONED UPON, SUBJECT TO AND contingent upon the terms, conditions, limitations, contingencies and provisions as hereinafter set forth in this Debenture, FOR VALUE RECEIVED, United Fidelity Life Insurance Company, a corporation organized and existing under the laws of the State of Texas (hereinafter called "UFL"), does hereby agree to pay to Americo Life, Inc. ("Americo"), or its order, from the surplus funds identified below, the sum of THIRTY MILLION EIGHT HUNDRED EIGHTY THOUSAND DOLLARS ($30,880,000), being the unpaid principal amount of this suplus debenture as of January 1, 1999, with interest on the unpaid principal balance thereof from January 15, 1999 until paid, both principal and interest payable at Dallas County, Texas, only as hereinafter provided. This Debenture, both principal and interest, shall, except as otherwise provided herein, be payable only out of the available surplus of UFL in excess of $22,000,000, to be determined as herein provided. Terms not otherwise defined herein are defined in paragraph 8 hereof.

                  Interest on the principal balance hereof from time to time remaining unpaid shall be payable in advance at a rate of 9 1/4% per annum, hereinafter referred to as "the Rate".

                  Subject to, conditioned upon and as provided in paragraph (2) below, interest shall be payable annually in advance on the first day of each Interest Period. Subject to, conditioned upon and as provided in paragraph (4) below, principal payments shall be made annually each January 15, beginning January 15, 1999, based on the following schedule:

           1999             866,000            2008            1,095,000
           2000             906,000            2009            1,167,000
           2001             950,000            2010              612,000
           2002           4,746,000            2011                    0
           2003           4,795,000            2012                    0
           2004           4,848,000            2013                    0
           2005           3,904,000            2014                    0
           2006             964,000            2015            5,000,000
           2007           1,027,000


                    (1) On the first day of each Interest Period, the Board of Directors of UFL, or its Executive Committee acting in the absence of the Board of Directors, shall calculate the

658658.1
                                                       -5-
August 11, 1999
  surplus of UFL as of the end of the immediately preceding calendar quarter in accordance with accounting practices required or permitted by the Texas Department of Insurance.

                    (2) Subject to the  conditions  and provisions in paragraphs
  (5) and (6) hereof, and provided the surplus of UFL exceeds $22,000,000 as of the end of the immediately preceding calendar quarter as determined by the calculation required in paragraph (1) above, UFL shall have a liability to Americo for and shall, on each date specified in Paragraph (1) hereof, pay to Americo, as interest hereon, an amount equal to the lesser of (i) the interest due on such date under this Surplus Debenture, or (ii) the amount by which the surplus of UFL exceeds $22,000,000 as of such calculation date.

                    (3) Subject to the  conditions  and  provisions in paragraph
  (6) hereof, and if, at the time the calculation required in paragraph (1) above is made, the surplus of UFL does not exceed $22,000,000 by an additional amount sufficient to pay all of the interest due under this Surplus Debenture, after making the partial payment as provided in paragraph (2) above, the amount of remaining due but unpaid interest shall not be a liability of UFL, but shall bear interest at the Rate then in effect and shall be carried forward and paid on the next interest payment date as provided herein.

                    (4) Subject to the  conditions  and provisions in paragraphs
  (5) and (6) hereof, and provided the surplus of UFL exceeds the sum of $22,000,000, plus an amount equal to all interest due hereon as of the date for which the calculation required in Paragraph (1) above is made, UFL shall have a liability to Americo for, and shall, on the dates specified in paragraph (1) hereof, pay to Americo an annual installment of principal equal to the lesser of (i) the amount specified in the principal schedule in the third paragraph hereof, or (ii) the amount by which the surplus of UFL, after the payment of interest due hereon, exceeds $22,000,000, all as of such calculation date. Each annual installment of principal becoming due and payable hereunder shall be either the amount specified in the principal schedule in the third paragraph hereof or such lesser amount as may be paid hereunder in accordance with the provisions hereof and paragraph (5) below.

                    (5) Subject to the  conditions  and  provisions in paragraph
  (6) hereof, if, at the time the calculation required in paragraph (1) above is made, the surplus of UFL does not exceed $22,000,000 by an additional amount sufficient to pay all interest due hereon, plus the full amount of the annual installment of principal payable on such date, UFL shall only have a liability for and shall only make such partial payment of such lesser amount as will not reduce its surplus below $22,000,000 with such partial payment of such lesser amount being applied first to interest due hereon, and the remainder thereof, if any, being applied to principal payment. The unpaid portion of such installment of principal payment shall not be a liability of UFL, but shall be carried forward until the next principal payment date on which such unpaid principal may be paid without reducing the surplus of UFL below $22,000,000 as provided herein.

                  (6) Notwithstanding any of the foregoing provisions to the contrary, if at the time the calculation required in paragraph (1) above is made, should the Board of Directors of UFL, or its Executive Committee acting in the absence of the Board of Directors, determine that the surplus of UFL exceeds $22,000,000, but that such surplus is not of a sufficient amount in excess of $22,000,000 so as to permit either an interest or principal payment hereon, either total or partial, without jeopardizing UFL's status as a licensed insurer or its right to transact business in Texas or elsewhere, because of the so-called "risk-based capital" requirements of the Texas Department of Insurance, or other state insurance regulating authority, or any similar financial regulatory requirement of UFL, the Board of Directors of UFL, or its Executive Committee acting in the absence of the Board of Directors, may, at its sole discretion, defer any such interest or principal payment, total or partial, in which event neither such interest nor such principal payment shall become a liability of UFL or be paid to Americo

                  (7) Provided the surplus of UFL exceeds the sum of $22,000,000, plus an amount equal to all principal and interest due hereon as of the date for which the calculation required in Paragraph (1) above is made, UFL may on any of the dates specified in Paragraph (1) hereof prepay all or a portion of the unpaid principal amount hereof in an amount not to exceed the amount by which the surplus of UFL, after the payment of principal and interest due hereon, exceeds $22,000,000, all as of such calculation date. Any such prepayment shall be applied to the amounts specified on the principal schedule in the third paragraph hereof in the inverse order of maturity. No interest shall be paid in advance under paragraph 2 on any such date on the amount of principal that is prepaid on such date.

                  (8) For purposes of this Surplus Debenture, the term

                      "Interest Period" means a twelve month period commencing on January 15 and ending on the succeeding January 15 of the following year. The initial Interest Period hereunder shall commence January 15,1999; and

          "surplus" means the sum of:

(1)       "aggregate write-ins for special surplus funds;"

(2)       "Special surplus funds";

(3)       "Gross paid in and contributed debentures";

(4)       "gross paid in and contributed surplus";

(5)       "unassigned funds (surplus)";

(6)       "aggregate write-ins for other than special surplus funds";

(7) any amounts required to be carried as liabilities with respect to outstanding surplus debentures of UFL; and

(8)        any similar item or entry having the same effect as any of items
           (i)-(vii);

as reflected in the Annual Statement of UFL filed with the Texas Department of Insurance of the State of Texas as of December 31 of each year, or the statutory quarterly financial statement form as adopted by the Texas Department of Insurance, whichever is appropriate to the particular payment hereunder.


                  (9) The obligation of UFL to pay this Surplus Debenture shall be strictly construed, and shall not be or constitute either a legal or financial statement liability of UFL or a claim against any of its assets, except as specifically provided for herein, and in no event shall this Surplus Debenture be considered or treated as a current or fixed liability or obligation of UFL as defined under the insurance laws and regulations of the State of Texas, except and only to the limited extent of each payment of interest or principal that becomes due and payable as provided hereunder.

                  (10) In the event of liquidation or receivership of UFL, the unpaid principal balance of this Surplus Debenture, plus any unpaid interest thereon, shall become immediately due and payable to Americo and shall be superior to and in preference of the rights and claims of stockholders of UFL; provided, however, that all obligations, rights, and claims hereunder are expressly subordinated to the claim of any supervisor, conservator, or receiver of UFL appointed by the Commissioner of Insurance of the State of Texas, and the claims of all other creditors, other than stockholders of UFL.

                  (11) All payments made hereunder shall be credited first to interest which may be due and unpaid, if any, and the balance of such payment shall be credited to the principal amount hereof.

                  (12) Nothing herein contained shall be construed as prohibiting UFL from merging or consolidating with another corporation or from selling or reinsuring any part or all of its business, or from acquiring all or any part of the assets of any other corporation. In the event UFL shall be consolidated or merged into another corporation or shall sell substantially all of its assets to any other corporation, the corporation into which UFL is consolidated or merged or to which the assets of UFL are transferred, shall expressly assume the liability of UFL hereunder.

                  (13) No recourse shall be had for the payment of the principal of, or the interest of this Surplus Debenture, or for any claims based hereon or otherwise in respect hereof, against any incorporator, stockholder, officer, or director, past, present or future, of UFL; such liability, the acceptance of and as a part of the consideration for the issuance hereof, being expressly released.

                  (14) By acceptance and as part of the consideration for the issuance hereof, the above-named payee and any holder hereof expressly acknowledges that it has been informed and has knowledge that this Surplus Debenture has not been registered under the Securities Act of 1933, as amended, or the Securities Act or Blue Sky laws of any state, and that UFL has issued this Surplus Debenture pursuant to exemptions from registration available under such acts. The above-named payee and any holder hereof further expressly acknowledges and agrees that it is acquiring this Surplus Debenture for investment purposes and not with a view toward a public distribution hereof and that this Surplus Debenture may not be sold or otherwise transferred in the absence of an effective registration statement with respect hereto or an exemption from registration under the Securities Act of 1933, as amended, or any other applicable securities law.

                  (15) If this Surplus Debenture is collected through judicial proceedings, UFL agrees, subject to conditions and restrictions contained herein, to pay reasonable attorneys' fees to the holder with respect to legal services performed in such collection.

                  Dated as of the 1st day of January, 1999.

UNITED FIDELITY LIFE INSURANCE COMPANY


By:_____________________________
   Gary L. Muller, President

Attest:


--------------------------
Major W. Park, Jr.,  Secretary